[Letterhead of Muldoon Murphy & Aguggia LLP]

Exhibit 8.1

June 26, 2007

Board of Directors

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts  01201

Ladies and Gentlemen:

We have acted as special counsel to Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire Hills Bancorp”), in connection with the proposed merger (the “Merger”) of Factory Point Bancorp, Inc., a Delaware corporation (“Factory Point Bancorp”), with and into Berkshire Hills Bancorp, pursuant to the Agreement and Plan of Merger, dated as of May 14, 2007, by and between Berkshire Hills Bancorp and Factory Point Bancorp (the “Agreement”).  The Agreement provides for the merger of Factory Point Bancorp with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.  At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

For purposes of the opinion set forth below, we have relied, with the consent of Berkshire Hills Bancorp, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Berkshire Hills Bancorp and Factory Point Bancorp dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party) and; (ii) the Merger will be reported by Factory Point Bancorp and Berkshire Hills Bancorp on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Board of Directors

Berkshire Hills Bancorp, Inc.

June 26, 2007

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.                                     The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.                                       Berkshire Hills Bancorp and Factory Point Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Factory Point Bancorp shareholders subject to special treatment under United States federal income tax law, such as: Factory Point Bancorp shareholders, if any, who hold Factory Point Bancorp common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Factory Point Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Factory Point Bancorp common stock who acquired their shares of Factory Point Bancorp common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP

MULDOON MURPHY & AGUGGIA LLP